Exhibit 10.18

GOOD TIMES RESTAURANTS INC.

STOCK OPTION AGREEMENT

UNDER THE 2001 STOCK OPTION PLAN

Pursuant to the Grant Notice and this Stock Option Agreement under the 2001 Stock Option Plan, Good Times Restaurants Inc., a Nevada corporation (the "Company"), has granted you an option to purchase the number of shares of the Company's common stock ("Common Stock") indicated in the Grant Notice at the exercise price indicated in the Grant Notice.

Your option is granted in connection with and in furtherance of the Company's 2001 Stock Option Plan, which is a compensatory benefit plan for the Company's employees (including officers), directors or consultants. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Stock Option Plan shall have the same definitions as in the Stock Option Plan.

The details of your option are as follows:

1. Vesting. Subject to the limitations contained herein, your option will vest as set forth in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Status as an Employee, Director or Consultant.

2. Method of Payment. Payment of the exercise price by cash or check is due in full upon exercise of all or any part of your option.

3. Whole Shares. Your option may only be exercised for whole shares of Common Stock.

4. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares of Common Stock issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

5. Term. The term of your option commences on the date of grant and expires upon the earliest of:

(a) the Expiration Date indicated in the Grant Notice;

(b) the tenth anniversary of the Date of Grant;

(c) twelve months after your death, if you die during or within thirty days after the termination of your Continuous Status as Employee, Director or Consultant;

(d) twelve months after the termination of your Continuous Status as Employee, Director or Consultant due to disability, or immediately upon the termination by the Company or its shareholders of your Continuous Status as Employee, Director or Consultant for cause; or

(e) thirty days after the termination of your Continuous Status as an Employee, Director or Consultant for any other reason, provided that if: (a) during any part of such thirty day period the option is not exercisable solely because of the condition set forth in paragraph 4 (Securities Law Compliance), in which event the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of thirty days after the termination of Continuous Status as an Employee, Director or Consultant, and (b) exercise of the option within thirty days after termination of your Continuous Status as an Employee, Director or Consultant would result in liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the option will expire on the earliest of (i) the Expiration Date, (ii) the tenth day after the last date upon which exercise would result in such liability or (iii) three months and ten days after the termination of your Continuous Status as an Employee, Director or Consultant.

To obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the option and ending on the day three months before the date of the option's exercise, you must be an employee of the Company, except in the event of your death or permanent and total disability. The Company cannot guarantee that your option will be treated as an "incentive stock option" if you exercise your option more than three months after the date your employment with the Company terminates.

6. Exercise.

(a) You may exercise the vested portion of your option during its term (and the unvested portion of your option if the Grant Notice so permits) by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Chief Executive Officer of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that:

(i) as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

(ii) you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of an incentive stock option that occurs within two years after the date of your option grant or within one year after such shares of Common Stock are transferred upon exercise of your option; and

(iii) the Company (or a representative of the underwriters) may, in connection with an underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty days) following the effective date of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

7. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

8. Option Not a Service Contract. Your option is not an employment contract and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in your option shall obligate the Company, its shareholders, board of directors, officers or employees to continue any relationship which you might have as a director or consultant for the Company.

9. Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, including without limitation the provisions of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the_____ day of _________________, 2004.

COMPANY: OPTIONEE:

GOOD TIMES RESTAURANTS INC.,

a Nevada corporation

By: ________________________________ ___________________________________

Boyd E. Hoback, President and CEO Optionee

The undersigned:

(a) Acknowledges receipt of the foregoing option and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

(b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under any stock option plan of the Company, and (ii) the following agreements only:

NONE _________________

(Initial)

OTHER ________________________________________________________________